UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014
NRG YIELD, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36002 (Commission File Number)	46-1777204 (I.R.S. Employer Identification No.)

211 Carnegie Center, Princeton, New Jersey 08540 (Address of principal executive offices, including zip code)

(609) 524-4500
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2014, NRG Yield Operating LLC (the “Purchaser”), a subsidiary of NRG Yield, Inc. (“NRG Yield”), entered into purchase and sale agreements (collectively, the “Purchase and Sale Agreements”) with NRG Wind LLC (“NRG Wind”) and NRG Arroyo Nogales LLC (“NRG Arroyo Nogales” and, together with NRG Wind, the “Sellers”), each wholly-owned subsidiaries of NRG Energy, Inc. (“NRG Energy”). Pursuant to the terms of the Purchase and Sale Agreements, the Purchaser agreed to acquire (i) 100% of the membership interests of Mission Wind Laredo, LLC, which indirectly owns Laredo Ridge, a 81 MW wind facility located in Petersburg, Nebraska, from NRG Wind, (ii) 100% of the membership interests of Tapestry Wind LLC, which indirectly owns three wind facilities totaling 204 MW, including Buffalo Bear, a 19 MW wind facility in Oklahoma, Taloga, a 130 MW wind facility in Oklahoma, and Pinnacle, a 55 MW wind facility in West Virginia, from NRG Wind, and (iii) 100% of the membership interests of WCEP Holdings, LLC, which indirectly owns Walnut Creek, a 500 MW natural gas facility located in City of Industry, California, from NRG Arroyo Nogales (collectively, the “Drop-Down Transactions”). The aggregate purchase price for the Drop-Down Transactions, subject working capital adjustments to be calculated at closing, is $480 million in cash, including the assumption of approximately $746 million of project debt. Prior to the closing of the Drop-Down Transactions, debt associated with Laredo Ridge will be refinanced. As of September 30, 2014, total project debt for the three assets was approximately $705 million.
The closing of the Drop-Down Transactions are subject to customary closing conditions and certain third party approvals. The Purchaser intends to fund the cash component of the purchase price with a combination of cash on hand and drawings under the Purchaser’s revolving credit facility. NRG Yield expects the Drop-Down Transactions to close during the fourth quarter of 2014.
Pursuant to the Purchase and Sale Agreements, the Purchaser has agreed to indemnify and hold harmless the Sellers, their successors and assigns, and their officers, directors, employees, partners, members, stockholders, counsel, agents, accountants, advisers, engineers, and consultants in respect of, and to hold each of them harmless from and against, any and all losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in the Purchase and Sale Agreements or any certificate delivered by Purchaser pursuant to the Purchase and Sale Agreements. Such indemnification does not apply to losses to the extent caused by the gross negligence or willful misconduct of Sellers or their agents, officers, employees or contractors. The parties’ indemnification obligations are subject to a deductible of approximately 1% of the applicable purchase price and are subject to a cap of approximately 20% of the applicable purchase price; however, such deductible and cap do not apply to losses resulting from, arising out of or relating to (i) any willful breach of any representation or warranty, (ii) fraud or (iii) breaches of the Sellers’ covenants related to recurrent claims. The parties’ indemnification obligations also do not apply to any single item or group of related items that result in losses that are subject to indemnification in the aggregate of less than $50,000, except for breaches of the Sellers’ covenants related to recurrent claims.
Pursuant to separate guarantees executed by NRG Energy and NRG Yield, NRG Energy has unconditionally guaranteed the full and timely performance when due, the payment of all amounts when due and owing, and observance when due of all covenants, terms and agreements to be performed, paid or observed, as applicable, by Sellers under the Purchase and Sale Agreements. Subject to certain exceptions, the guarantees terminate upon the earlier to occur of (i) the full satisfaction of all obligations of the Seller arising under the applicable Purchase and Sale Agreement and the period for making claims set forth in the applicable Purchase and Sale Agreement has expired, which will be deemed to expire as of November 4, 2020, and (ii) the termination of the applicable Purchase and Sale Agreement.
The Purchase and Sale Agreements are filed as Exhibits 2.1 and 2.2 to this Current Report on Form 8-K, and this description of the Purchase and Sale Agreements is qualified in its entirety by reference to such exhibits.

The terms of the Drop-Down Transactions were unanimously approved by the independent members of the board of directors of NRG Yield, which retained independent legal and financial advisors to assist in evaluating and negotiating the Drop-Down Transaction. In approving the Drop-Down Transactions, the independent members of the board of directors of NRG Yield based their decisions in part on an opinion from their independent financial advisor.
NRG Energy owns 55.3% of the combined voting power of NRG Yield’s Class A and Class B common stock. In addition, NRG Yield depends on management and administration services provided by or under the direction of NRG Energy under NRG Yield’s Management Services Agreement.
Item 9.01 Financial Statements and Exhibits.
(d)     Exhibits
The Exhibit Index attached to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Yield, Inc.
By:	/s/ Brian Curci
Brian Curci
Corporate Secretary

November 7, 2014

EXHIBIT INDEX

Exhibit No.	Document
2.1*	Purchase and Sale Agreement, dated as of November 4, 2014, by and between NRG Wind LLC and NRG Yield Operating LLC
2.2*	Purchase and Sale Agreement, dated as of November 4, 2014, by and between NRG Arroyo Nogales LLC and NRG Yield Operating LLC
___________________________
* The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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